Exhibit 99.1

CoStar Group 2024 Full Year Revenue Increased 11% Year-over-Year;
Q4 24 Net Income Increased 13%, EBITDA Increased 43% & Adjusted EBITDA Increased 47% from Q3 24
Homes.com Network Solidifies its Position as the Number Two Residential Real Estate Marketplace in the United States;
Board Approves Stock Repurchase Program

ARLINGTON, VA – February 18, 2025 - CoStar Group, Inc. (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information, and analytics in the property markets, announced today that revenue for the year ended December 31, 2024 was $2.74 billion, up 11% over revenue of $2.46 billion for the full year of 2023. Revenue for the fourth quarter of 2024 was $709 million, an increase of 11% over revenue of $640 million for the fourth quarter of 2023. Net income was $139 million for the year ended December 31, 2024, compared to $375 million for the year ended December 31, 2023, and net income was $60 million for the fourth quarter of 2024.
In February 2025, the Board of Directors of CoStar Group approved a stock repurchase program which authorizes, but does not obligate, the repurchase of up to $500 million of the Company’s common stock. The program has no time limit and can be discontinued at any time at the Company’s discretion.

“CoStar Group delivered another strong year of profitable revenue growth in 2024 and in the fourth quarter of 2024 we achieved our 55th consecutive quarter of double-digit revenue growth while exceeding the top-end of our guidance range in both revenue and Adjusted EBITDA,” said Andy Florance, Founder and Chief Executive Officer of CoStar Group. “Full year 2024 revenue grew 11% compared to 2023 as Net Income, EBITDA and Adjusted EBITDA increased significantly throughout 2024. In 2024, Apartments.com achieved $1.07 billion in revenue, growing 17% compared to 2023. CoStar, our flagship offering, generated revenue of $1.02 billion and grew 10% year-over-year. CoStar Group's commercial information and marketplace brands1 delivered exceptional results with 43% profit margins for 2024. CoStar Group delivered a 17% increase year-over-year in average monthly unique visitors to 134 million in the fourth quarter of 2024 according to Google Analytics.”
Florance continued, “In less than one year, the Homes.com Network has become the second largest residential real estate marketplace in the United States. We reached an audience of 110 million average monthly unique visitors in the fourth quarter, nearly doubling Realtor.com's 62 million average monthly unique visitors2. Homes.com is benefiting consumers, sellers and their agents. Consumers are using what we believe is the best site in the U.S. to find a home. Homes.com Members are gaining more exposure for their listings across the internet that helps them sell homes faster while building their brands and winning 58% more listings3. Our dedicated sales force has grown to 275 representatives with increasing productivity of tenured reps and rising customer NPS scores.”

1 References to “commercial information and marketplace brands” refer to our consolidated financial position and results excluding the impact of our Residential brands, which are Homes.com and OnTheMarket.
2 Based on: (1) the Homes.com Network (which includes Homes.com, the Apartments Network, and the Land Network) average monthly unique visitors (110 million) for the quarter ended December 31, 2024, according to Google Analytics, and (2) Realtor.com’s average monthly unique users (62 million) of Realtor.com’s web and mobile sites according to internal data, for the quarter ended December 31, 2024, as reported in News Corp’s press release on February 5, 2025, and (3) Zillow Group’s average monthly unique users (204 million) for the quarter ended December 31, 2024, as reported in Zillow Group’s shareholder letter dated February 11, 2025.
3 Based on CoStar Group's internal analysis comparing Members to non-Members on Homes.com.

Year 2023-2024 Quarterly Results - Unaudited
(in millions, except per share data)
	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4

Revenues	$584	$606	$625	$640	$656	$678	$693	$709
Net income	87	101	91	96	7	19	53	60
Net income per share - diluted	0.21	0.25	0.22	0.24	0.02	0.05	0.13	0.15
Weighted average outstanding shares - diluted	406	407	407	408	407	407	408	408

EBITDA	98	105	89	98	(13)	12	51	73
Adjusted EBITDA	123	127	112	130	12	41	76	112

2025 Outlook
The Company expects revenue in the range of $2.985 billion to $3.015 billion for the full year of 2025, representing year-over-year growth of approximately 10% at the midpoint of the range. The Company expects revenue for the first quarter of 2025 in the range of $711 million to $716 million, representing revenue growth of approximately 9% year-over-year at the midpoint of the range.

“We expect adjusted EBITDA for the full year of 2025 in the range of $375 to $405 million, a margin of 13% at the midpoint of the range. For the first quarter of 2025, we expect adjusted EBITDA in the range of $25 million to $35 million.” said Chris Lown, CFO of CoStar Group.

The preceding forward-looking statements reflect CoStar Group’s expectations as of February 18, 2025 based on current estimates, expectations, observations, and trends. Given the risk factors, rapidly evolving economic environment, and uncertainties and assumptions discussed in this release and in our quarterly reports on Form 10-Q and annual reports on Form 10-K, actual results may differ materially. Annualization of historical results from short periods of time or small sample sizes may differ materially from actual results realized in future periods and may not take into account other future market conditions that may negatively affect those results. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before interest income or expense, net and other income or expense, net; loss on debt extinguishment; income taxes; depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before stock-based compensation expense, acquisition- and integration-related costs, restructuring costs, and settlements and impairments incurred outside the Company’s ordinary course of business. Adjusted EBITDA margin represents adjusted EBITDA divided by revenues for the period.

Earnings Conference Call
Management will conduct a conference call to discuss the fourth quarter and full year 2024 results and the Company’s outlook at 5:00 PM ET on February 18, 2025. A live audio webcast of the conference will be available in listen-only mode through the Investors section of the CoStar Group website: https://investors.costargroup.com. A replay of the webcast audio will also be available in the Investors section of our website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues	$709.4	$640.1	$2,736.2	$2,455.0
Cost of revenues	140.9	136.3	558.5	491.5
Gross profit	568.5	503.8	2,177.7	1,963.5

Operating expenses:
Selling and marketing (excluding customer base amortization)	308.5	246.7	1,364.3	989.9
Software development	82.2	69.8	325.3	267.6
General and administrative	124.9	107.1	439.1	381.5
Customer base amortization	12.9	10.9	44.3	42.2
	528.5	434.5	2,173.0	1,681.2
Income from operations	40.0	69.3	4.7	282.3
Interest income, net	47.2	59.7	212.5	213.6
Other (expense) income, net	(2.2)	3.7	(7.1)	5.4
Income before income taxes	85.0	132.7	210.1	501.3
Income tax expense	25.2	36.3	71.4	126.6
Net income	$59.8	$96.4	$138.7	$374.7

Net income per share — basic	$0.15	$0.24	$0.34	$0.92
Net income per share — diluted	$0.15	$0.24	$0.34	$0.92

Weighted-average outstanding shares — basic	406.9	405.8	406.3	405.3
Weighted-average outstanding shares — diluted	408.4	407.5	407.8	406.9

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures - Unaudited
(in millions)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income	$59.8	$96.4	$138.7	$374.7
Amortization of acquired intangible assets in cost of revenues	7.0	8.4	29.9	31.5
Amortization of acquired intangible assets in operating expenses	12.8	10.9	44.3	42.2
Depreciation and other amortization	13.1	9.4	44.1	33.8
Interest income, net	(47.2)	(59.7)	(212.5)	(213.6)
Other expense (income), net(1)	2.2	(3.7)	7.1	(5.4)
Income tax expense	25.2	36.3	71.4	126.6
EBITDA	$72.9	$98.0	$123.0	$389.8
Stock-based compensation expense	21.8	21.2	89.0	85.0
Acquisition and integration related costs	16.7	10.7	29.4	12.9
Restructuring and related costs	0.5	0.2	0.7	4.1
Settlements and impairments	—	—	(1.3)	(0.1)
Adjusted EBITDA	$111.9	$130.1	$240.8	$491.7
(1) Includes $6.5 million and $28.6 million of amortization and depreciation expense associated with lessor activities for the three and twelve months ended December 31, 2024, respectively.

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in millions)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$4,681.0	$5,215.9
Accounts receivable	210.7	213.2
Less: Allowance for credit losses	(22.8)	(23.2)
Accounts receivable, net	187.9	190.0
Prepaid expenses and other current assets	81.3	70.2
Total current assets	4,950.2	5,476.1

Deferred income taxes, net	30.6	4.3
Property and equipment, net	1,014.9	472.2
Lease right-of-use assets	103.0	79.8
Goodwill	2,527.6	2,386.2
Intangible assets, net	433.2	313.7
Deferred commission costs, net	169.6	167.7
Deposits and other assets	27.7	19.7
Total assets	$9,256.8	$8,919.7

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47.0	$23.1
Accrued wages and commissions	133.3	117.8
Accrued expenses and other current liabilities	179.7	163.0
Income taxes payable	23.2	7.7
Lease liabilities	32.0	40.0
Deferred revenue	137.1	104.2
Total current liabilities	552.3	455.8

Long-term debt, net	991.9	990.5
Deferred income taxes, net	7.6	36.7
Income taxes payable	25.0	18.2
Lease and other long-term liabilities	126.5	79.9
Total liabilities	$1,703.3	$1,581.1

Total stockholders’ equity	7,553.5	7,338.6
Total liabilities and stockholders’ equity	$9,256.8	$8,919.7

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in millions)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$138.7	$374.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146.9	107.5
Amortization of deferred commissions costs	116.7	95.2
Amortization of Senior Notes discount and issuance costs	2.8	2.4
Non-cash lease expense	32.7	30.0
Stock-based compensation expense	89.0	85.0
Deferred income taxes, net	(50.1)	(37.2)
Credit loss expense	36.4	35.0
Other operating activities, net	(1.3)	(3.2)

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(30.2)	(66.6)
Prepaid expenses and other current assets	(7.4)	(16.2)
Deferred commissions	(120.2)	(120.2)
Accounts payable and other liabilities	43.5	33.9
Lease liabilities	(38.0)	(39.2)
Income taxes payable, net	22.4	10.7
Deferred revenue	11.2	(1.3)
Other assets	(0.5)	(1.0)
Net cash provided by operating activities	392.6	489.5

Investing activities:
Proceeds from sale and settlement of investments	—	3.8
Proceeds from sale of property and equipment and other assets	1.7	—
Purchases of property, equipment, and other assets for new campuses	(579.0)	(117.5)
Purchases of property, equipment, and other assets	(58.9)	(25.3)
Cash paid for acquisitions, net of cash acquired	(276.7)	(99.6)
Net cash (used in) investing activities	(912.9)	(238.6)

Financing activities:
Repurchase of restricted stock to satisfy tax withholding obligations	(29.5)	(26.4)
Proceeds from exercise of stock options and employee stock purchase plan	24.5	23.4
Payments of debt issuance costs	(3.6)	—
Principal repayments of finance lease obligations	(5.1)	(0.7)
Net cash (used in) provided by financing activities	(13.7)	(3.7)

Effect of foreign currency exchange rates on cash and cash equivalents	(0.9)	0.7
Net (decrease) increase in cash and cash equivalents	(534.9)	247.9
Cash and cash equivalents at beginning of year	5,215.9	4,968.0
Cash and cash equivalents at end of year	$4,681.0	$5,215.9

CoStar Group, Inc.
Disaggregated Revenues - Unaudited
(in millions)

	Three Months Ended December 31,
	2024			2023
	North America	International	Total	North America	International	Total
CoStar	$243.7	$16.6	$260.3	$227.3	$10.4	$237.7
Information Services	31.7	4.8	36.5	32.9	9.8	42.7
Multifamily	276.5	—	276.5	243.8	—	243.8
LoopNet	69.2	2.7	71.9	65.9	2.6	68.5
Residential	17.3	10.8	28.1	7.8	2.2	10.0
Other Marketplaces	36.1	—	36.1	37.4	—	37.4
Total revenues	$674.5	$34.9	$709.4	$615.1	$25.0	$640.1

	Year Ended December 31,
	2024			2023
	North America	International	Total	North America	International	Total
CoStar	$957.3	$63.2	$1,020.5	$886.0	$39.2	$925.2
Information Services	115.2	20.7	135.9	132.4	38.5	170.9
Multifamily	1,067.3	—	1,067.3	914.2	—	914.2
LoopNet	270.9	10.8	281.7	255.4	9.4	264.8
Residential	58.9	41.7	100.6	43.9	2.2	46.1
Other Marketplaces	130.2	—	130.2	133.8	—	133.8
Total revenues	$2,599.8	$136.4	$2,736.2	$2,365.7	$89.3	$2,455.0

CoStar Group, Inc.
Results of Segments - Unaudited
(in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
EBITDA
North America	$84.1	$112.8	$181.5	$403.0
International	(11.2)	(14.8)	(58.5)	(13.2)
Total EBITDA	$72.9	$98.0	$123.0	$389.8

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures with Quarterly Results - Unaudited
(in millions)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2023				2024
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net income	$87.1	$100.5	$90.6	$96.4	$6.7	$19.2	$53.0	$59.8
Amortization of acquired intangible assets	17.7	18.0	18.7	19.3	19.8	18.1	16.5	19.8
Depreciation and other amortization	7.9	8.1	8.4	9.4	10.3	10.1	10.6	13.1
Interest income, net	(43.5)	(51.9)	(58.4)	(59.7)	(56.2)	(53.5)	(55.6)	(47.2)
Other (income) expense, net(1)	(0.6)	(0.6)	(0.5)	(3.7)	1.9	1.5	1.6	2.2
Income tax expense	29.2	31.1	29.9	36.3	4.8	16.7	24.7	25.2
EBITDA(2)	$97.8	$105.2	$88.7	$98.0	$(12.7)	$12.1	$50.8	$72.9
Stock-based compensation expense	20.0	21.8	21.9	21.2	22.8	22.7	21.8	21.8
Acquisition and integration related costs	1.7	(0.2)	0.8	10.7	2.3	6.0	4.4	16.7
Restructuring and related costs	3.4	(0.1)	0.5	0.2	—	—	0.2	0.5
Settlements and impairments	(0.1)	—	—	—	—	—	(1.3)	—
Adjusted EBITDA(2)	$122.9	$126.8	$111.9	$130.1	$12.4	$40.8	$75.9	$111.9
__________________________
(1) Includes $5.5 million, $8.3 million, $8.3 million, and $6.5 million of amortization and depreciation expense associated with lessor activities for the three months ended March 31, 2024, June 30, 2024, September 30, 2024, and December 31, 2024, respectively.

(2) Totals may not foot due to rounding.

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance - Unaudited
(in millions)

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months Ending		For the Year Ending
	March 31, 2025		December 31, 2025
	Low	High	Low	High
Net income	(3)	7	212	233
Amortization of acquired intangible assets	19	19	74	74
Depreciation and other amortization	13	13	51	51
Interest income, net	(43)	(43)	(168)	(168)
Other (income) expense, net	2	2	7	7
Income tax (benefit) expense	3	3	77	86
Stock-based compensation expense	27	27	115	115
Acquisition and integration related costs	7	7	7	7
Adjusted EBITDA	$25	$35	$375	$405

Investor Relations:
Rich Simonelli
Head of Investor Relations
CoStar Group Investor Relations
(202) 346-5649
getrich@costar.com

News Media:
Matthew Blocher
Vice President
CoStar Group Corporate Marketing & Communications
(202) 346-6775
mblocher@costar.com

About CoStar Group
CoStar Group (NASDAQ: CSGP) is the global leader in commercial real estate information, analytics, and online marketplaces. Founded in 1986, CoStar Group is dedicated to digitizing the world’s real estate, empowering all people to discover properties, insights, and connections that improve their businesses and lives.

CoStar Group’s major brands include CoStar, a leading global provider of commercial real estate data, analytics and news; LoopNet, the most trafficked commercial real estate marketplace; Apartments.com, the leading platform for apartment rentals; and Homes.com, the fastest-growing residential real estate marketplace. CoStar Group’s industry-leading brands include STR, a global leader in hospitality data and benchmarking, Ten-X, an online platform for commercial real estate auctions and negotiated bids and OnTheMarket, a leading residential property portal in the United Kingdom.

CoStar Group’s websites attracted over 134 million average monthly unique visitors in the fourth quarter of 2024, serving clients around the world. Headquartered in Arlington, Virginia, CoStar Group is committed to transforming the real estate industry through innovative technology and comprehensive market intelligence. From time to time, we plan to utilize our corporate website as a channel of distribution for material company information. For more information, visit CoStarGroup.com.

This news release and the Company’s earnings conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “likely,” “might,” “believe,” “expect,” “observe,” “consider,” “think,” “intend,” “envision,” “will,” “should,” “could,” “would,” “plan,” “target,” “estimate,” “predict,” “continue,” “commit” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: our inability to attract and retain new clients; our inability to successfully develop and introduce new or upgraded information, analytics, and online marketplace services; our inability to compete successfully against existing or future competitors in attracting advertisers and in general; the effects of fluctuations and market cyclicality; the effects of global economic uncertainties and downturns or a downturn or consolidation in the real estate industry; our inability to hire qualified persons for, or retain and continue to develop our sales force, or unproductivity of our sales force; our inability to retain and attract highly capable management and operating personnel; the downward pressure that our internal and external investments may place on our operating margins; our inability to increase brand awareness; our inability to maintain or increase internet traffic to our marketplaces, and the risk that the methods, including Google Analytics, that we use to measure average monthly unique visitors to our portals may misstate the actual number of unique persons who visit our network of mobile applications and websites for a given month or may differ from the methods used by competitors; our inability to attract new advertisers; our inability to successfully identify, finance, integrate, and/or manage costs related to acquisitions; our inability to complete certain strategic transactions if a proposed transaction is subject to review or approval by regulatory authorities pursuant to applicable laws or regulations; our inability to complete the acquisition of Matterport, Inc. (“Matterport”) or otherwise realize the benefits of the pending Matterport acquisition; the effects of cyberattacks and security vulnerabilities, and technical problems or disruptions; the significant costs associated with undertaking a large infrastructure project to build out our campus in Richmond, Virginia; our inability to generate increased revenues from our current or future geographic expansion plans; the risks related to acceptance of credit cards and debit cards and facilitation of other customer payments; the effects of climate related events and other events beyond our control; the effects related to attention to environmental, social and governance matters; our inability to obtain and maintain accurate, comprehensive, or reliable data; our inability to obtain and maintain stable data feeds, or disruption of our data feeds; our inability to enforce or defend our ownership and use of intellectual property; the effects of use of new and evolving technologies, including artificial intelligence, on our ability to protect our data and intellectual property from misappropriation by third parties; our inability to defend against potential legal liability for collecting, displaying, or distributing information; our inability to obtain or retain listings from real estate brokers, agents, property owners, and apartment property managers; our inability to maintain or establish relationships with third-party listing providers; our inability to comply with the rules and compliance requirements of Multiple Listing Services; the risks related to international operations; the effects of foreign currency exchange rate fluctuations; our indebtedness; the effects of a lowering or withdrawal of the ratings assigned to our debt securities by rating agencies; the effects of any actual or perceived failure to comply with privacy laws and standards; the effects of changes in tax laws, regulations, or fiscal and tax policies; the effects of third-party claims, litigation, regulatory proceedings, or government investigations; and risks related to return on investment. More information about potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the Securities and Exchange Commission (the “SEC”), including in CoStar Group’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, each of which is filed with the SEC, including in the “Risk Factors” section of those filings, as well as CoStar Group’s other filings with the SEC (including Current Reports on Form 8-K) available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.